5333 Westheimer, Suite 600 Houston, Texas 77056

Company Contact: Jon C. Biro Phone: 713-351-4100 Fax: 713-335-2222 www.icopolymers.com

ICO, Inc. Reports Fiscal Year Third Quarter Results
And Improving Outlook

HOUSTON, TEXAS, August 11, 2005 - ICO, Inc. (NASDAQ: ICOC), global producer of custom polymer powders and film concentrates, today announced its fiscal year third quarter financial results for the quarter ended June 30, 2005. Highlights included:

Unaudited Summary
Financial Information
($ in millions except per share data)

	Three Months Ended			Three Months
	June 30,			Ended
	2005	2004	Change	Mar. 31, 2005	Change

Revenues	$75.8	$66.8	$9.0	$78.1	$(2.3)
Gross profit	12.7	12.0	.7	14.0	(1.3)
Gross margin	16.8%	17.9%	(1.1)%	17.9%	(1.1)%
Operating income	1.3	1.3	-	2.2	(.9)

Income from continuing operations	-	.4	(.4)	1.0	(1.0)

Basic earnings per share from continuing operations	$.00	$.01	$(.01)	$.04	$(.04)

Revenues increased $9.0 million or 13% to $75.8 million during the quarter ended June 30, 2005, compared to the same quarter last year. Higher selling prices primarily caused by higher resin prices and stronger foreign currencies led to the revenue increase. Offsetting these factors was the impact of lower sales and service volumes which declined 7% compared to last year, due to lower customer demand.

Gross profit improved to $12.7 million, up $.7 million or 6% from the same quarter last year despite the lower sales and service volumes during the quarter. This improvement was caused by effectively increasing product sales prices and managing raw material procurement. Lower sales and service volumes partially offset these improvements. Gross margins declined from 17.9% for the quarter ended June 30, 2004 to 16.8% for the quarter ended June 30, 2005. The reduction in gross margin was primarily caused by the increase in product selling prices and, in turn, higher product sales revenues, which increased primarily due to rising resin prices. Higher resin prices have historically resulted in higher product selling prices; however, gross profit may not increase, thus causing a reduction in gross margin. Additionally, the gross margin decline was due to lower product sales volumes offset by the beneficial impact of improved feedstock margins (the difference between product sales price and raw material cost).

Operating income declined slightly during the quarter, compared to the prior year, to $1.3 million. This was caused by the gross profit improvement, lower impairment, restructuring and other costs, offset by a $.9 million or an 11% increase in SG&A. The increase in SG&A was primarily caused by third party implementation costs associated with the Sarbanes-Oxley Act of 2002, Section 404 (“Sarbanes-Oxley”), which totaled $.5 million during the quarter. Compliance with Sarbanes-Oxley also increased professional accounting fees by $.3 million due to the expected higher cost of the fiscal year 2005 audit to be performed by the Company’s independent auditors. Lastly, foreign currencies caused approximately $.3 million of the SG&A expense increase. The following table summarizes certain SG&A expense changes:

	Three Months Ended June 30,
	2005	2004	Change
Professional accounting fees	$ .6	$ .3	$ .3
Third party Sarbanes - Oxley implementation expense	.5	-	.5
Total	$1.1	$ .3	$ .8

Income from continuing operations was $19,000 compared to income of $397,000 in the third quarter of fiscal year 2004.

Net loss, including discontinued operations, improved $2.9 million compared with the third quarter of fiscal year 2004 primarily due to a pre-tax charge in the third quarter of fiscal 2004 related to discontinued operations of $5.0 million. Net loss for the quarter ended June 30, 2005 was $44,000 or $.00 per common share.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations was $3.2 million in the third quarter of fiscal 2005 (includes non-cash stock option expense of $.2 million). This compared to $3.2 million of EBITDA from continuing operations for the same quarter last year. The factors impacting operating income, explained above, were essentially the same reasons for the year-over-year EBITDA change. Management believes this measurement is a reasonable indicator of the amount of cash generated by the business available to pay for working capital growth, capital expenditures, interest, debt principal payments, dividends and taxes. A full reconciliation of EBITDA with U.S. GAAP figures is attached in the financial tables that follow.

For the nine months ending June 30, 2005, operating income improved $.6 million or 12% caused by higher gross profit, partially offset by higher SG&A expenses. The higher gross profit was caused by similar factors that influenced the year-over-year quarterly comparison. Gross margins declined from 18.9% for the nine months ending June 30, 2004 to 17.8% for the nine months ending June 30, 2005. This reduction was caused by the effect of higher resin prices on revenues, partially offset by the impact of improved feedstock margins. SG&A increased $3.0 million or 12% caused by stronger foreign currencies compared to the U.S. Dollar (an impact of approximately $.9 million), $.9 million of Sarbanes-Oxley implementation costs, higher audit fees of $.7 million due to the expected increase in audit fees to audit the Company’s internal controls system, higher compensation and benefits costs of $.5 million, and an increase in severance expenses of $.4 million. The following table summarizes certain SG&A expense changes:

	Nine Months Ended June 30,
	2005	2004	Change
Professional accounting fees	$ 1.4	$ .7	$ .7
Severance expense	.4	-	.4
Third party Sarbanes - Oxley implementation expense	.9	-	.9
Total	$2.7	$ .7	$2.0

The Company’s President and CEO, Bob Parkey, stated “Our sales and service volumes softened during the third quarter compared with last year and compared to the second quarter. We believe the softening during the third quarter was driven by customers utilizing their resin inventories in anticipation of lower resin prices. Resin prices have recently been rising and we experienced a 10% volume improvement in June compared to May. Even considering the normal seasonal fiscal fourth quarter slowdown in Europe, we are expecting a reasonable level of volumes. We also believe most of our Sarbanes-Oxley implementation costs are now behind us and, therefore, we anticipate improved operating income, excluding charges, in the fourth quarter of fiscal year 2005 compared to the third quarter of fiscal year 2005 and the fourth quarter of last year.”

Total debt declined $7.7 million during the third quarter to $35.3 million. Cash increased during the quarter $2.6 million to $4.2 million as of June 30, 2005. These liquidity improvements were the result of cash generated from operations during the quarter, including a reduction in working capital and a $3.4 million U.S. tax refund received. Offsetting these cash inflows were capital expenditures of $1.4 million during the quarter. Available borrowing capacity under the Company’s existing credit arrangements was $29.8 million as of June 30, 2005, compared to $22.9 million as of March 31, 2005. During the third quarter, the Company redeemed $5.1 million of 10 3/8% Series B Senior Notes and gave notice on July 12, 2005 of its desire to redeem an additional $2.0 million on August 12, 2005.

Preferred Dividend

The Company’s Board of Directors has determined not to declare any dividend on its depositary shares, each representing ¼ of a share of its $6.75 convertible exchangeable preferred stock, for the quarter ending on September 30, 2005.

Conference Call on the Web

A live Internet broadcast of ICO, Inc.’s conference call regarding fiscal 2005 third quarter earnings can be accessed at 10:00 a.m. Central Time on Thursday, August 11, 2005 at www.firstcallevents.com, where the webcast replay will be archived. (Minimum requirements to listen to the broadcast are: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/player/download/download.aspx and at least a 28.8Kbps connection to the Internet.)

Investors are invited to participate in the conference by dialing 719-457-2632, passcode 1897433. The webcast will be archived for 10 days. A recording of the conference will be available until August 21, 2005 by dialing 719-457-0820, passcode: 1897433.

About ICO, Inc.

With 17 locations in 9 countries, ICO Polymers produces custom polymer powders for rotational molding and other polymers segments, including textiles, metal coatings and masterbatch. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO's Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the film industry.

This press release contains forward-looking statements, which are not statements of historical facts and involve certain risks, uncertainties and assumptions. These include, but are not limited to, restrictions imposed by the Company’s outstanding indebtedness, changes in the cost and availability of polymers, demand for the Company's services and products, business cycles and other industry conditions, the Company’s lack of asset diversification, international risks, operational risks, and other factors detailed in the Company's form 10-K for the fiscal year ended September 30, 2004 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

ICO, Inc.
Consolidated Statement of Operations
(Unaudited and in thousands, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004

Product Sales	$ 67,530	$ 57,799	$ 69,283	$ 199,054	$ 164,503
Toll Services	8,232	8,980	8,852	26,273	26,624
Total Revenues	75,762	66,779	78,135	225,327	191,127
Cost of sales and services	63,051	54,800	64,179	185,139	154,925
Gross Profit	12,711	11,979	13,956	40,188	36,202
Selling, general and administrative expense	9,227	8,311	9,546	27,529	24,572
Stock option compensation expense	243	192	190	640	434
Depreciation and amortization	1,934	1,969	2,016	5,986	5,955
Impairment, restructuring and other costs	-	180	22	343	168
Operating income	1,307	1,327	2,182	5,690	5,073
Other income (expense):
Interest expense, net	(748)	(684)	(774)	(2,208)	(1,979)
Other income (expense)	(65)	(94)	(97)	(21)	177
Income from continuing operations before income taxes	494	549	1,311	3,461	3,271
Provision for income taxes	475	152	289	1,030	1,238
Income from continuing operations	19	397	1,022	2,431	2,033
Loss from discontinued operations, net of benefit for
income taxes of ($37), ($1,803), ($73), ($206) and ($1,854), respectively	(63)	(3,350)	(143)	(383)	(3,442)

Net income (loss)	$ (44)	$(2,953)	$ 879	$ 2,048	$ (1,409)

Basic income from continuing operations per common share	$ 0.00	$ 0.01	$ 0.04	$ 0.10	$ 0.08
Basic net income (loss) per common share	$ 0.00	$ (0.12)	$ 0.03	$ 0.08	$ (0.06)

Diluted income from continuing operations per common share	$ 0.00	$ 0.01	$ 0.03	$ 0.08	$ 0.07
Diluted net income (loss) per common share	$ 0.00	$ (0.10)	$ 0.03	$ 0.07	$ (0.05)

Earnings from continuing operations before interest expense, taxes,
depreciation and amortization (a)	$ 3,176	$ 3,202	$ 4,101	$ 11,655	$ 11,205

Gross Margin	16.8%	17.9%	17.9%	17.8%	18.9%

(a) See “Reconciliation of Selected Financial Data”

ICO, Inc.
Reconciliation of Selected Financial Data
(Unaudited and in thousands)

In this news release, the Company has presented the measurement EBITDA from continuing operations that is not calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), but is derived from relevant items in the Company's GAAP financials. The reasons the Company believes this measurement is important to present and the risks associated with presenting this measurement are as follows:

● The measurement EBITDA from continuing operations is used by the managers and the Board of Directors of the Company to evaluate the Company's performance including its ability to service debt and is an indication of the Company’s developing liquidity position. Furthermore, the Company’s management uses this measure to make operational decisions in the ordinary course of business.
● The Company decided to use this measure as the Company believes this measurement is a reasonable indicator of the amount of cash generated by the business available to pay for working capital growth, capital expenditures, interest, debt principal payments, dividends and taxes.
● The material limitation of the Non-GAAP measurement EBITDA from continuing operations, relates to this measure excluding certain items that affect the Company’s net income.
● The Company mitigates this limitation by the provision of the specific detailed description and computation of the measure and ensuring that this
● Non-GAAP measure is no more prominent in the Companys filings compared to GAAP measures of profitability.
Investors in the Companys securities often ask the Companys management about the Companys trend of EBITDA from continuing operations.

	Three Months Ended			Nine Months Ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004

Net income (loss)	$ (44)	$ (2,953)	$ 879	$ 2,048	$ (1,409)
Add to/(deduct from) net income (loss):
Loss from discontinued operations	63	3,350	143	383	3,442
Provision for income taxes	475	152	289	1,030	1,238
Interest expense, net	748	684	774	2,208	1,979
Depreciation and amortization	1,934	1,969	2,016	5,986	5,955

EBITDA from continuing operations	$ 3,176	$ 3,202	$ 4,101	$ 11,655	$ 11,205

ICO, Inc.
Consolidated Balance Sheets
(Unaudited and in thousands, except share data and ratios)

	June 30,	September 30,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$ 4,159	$ 1,931
Trade accounts receivables	58,467	53,134
Inventories	28,687	32,290
Deferred income taxes	2,815	2,425
Prepaid expenses and other	4,074	6,826
Total current assets	98,202	96,606

Property, plant and equipment, net	49,541	52,198
Goodwill	8,834	8,719
Other	1,280	947
Total assets	$ 157,857	$ 158,470

LIABILITIES, STOCKHOLDERS' EQUITY AND
ACCUMULATED OTHER COMPREHENSIVE LOSS
Current liabilities:
Borrowings under credit facilities	$ 8,055	$ 8,878
Current portion of long-term debt	5,687	3,775
Accounts payable	26,485	31,856
Accrued salaries and wages	3,700	4,847
Other accrued liabilities	12,330	13,041
Total current liabilities	56,257	62,397

Deferred income taxes	4,049	3,663
Long-term liabilities	1,648	1,769
Long-term debt, net of current portion	21,535	19,700
Total liabilities	83,489	87,529

Commitments and contingencies	-	-
Stockholders' equity:
Convertible preferred stock, without par value- 345,000 shares authorized; 322,500 shares issued and outstanding with
a liquidation preference of $37,690 and $36,058, respectively	13	13
Undesignated preferred stock, without par value-
105,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, without par value- 50,000,000 shares
authorized; 25,455,569 and 25,338,766 shares issued
and outstanding, respectively	44,121	43,807
Additional paid-in capital	104,071	103,452
Accumulated other comprehensive loss	(1,303)	(1,749)
Accumulated deficit	(72,534)	(74,582)
Total stockholders' equity	74,368	70,941
Total liabilities and stockholders' equity	$ 157,857	$ 158,470

OTHER BALANCE SHEET DATA
Working capital	$ 41,945	$ 34,209
Current ratio	1.7	1.5
Total debt	$ 35,277	$ 32,353
Debt-to-capitalization	32.2%	31.3%

ICO, Inc.
Supplemental Segment Information
(Unaudited and in thousands, except percentages)

Revenues
Three Months Ended June 30:	2005	% of Total	2004	% of Total	Change	%
ICO Europe	$ 33,754	44%	$ 30,932	46%	$ 2,822	9%
ICO Courtenay - Australasia	12,228	16%	9,557	14%	2,671	28%
ICO Polymers North America	10,691	14%	10,120	15%	571	6%
ICO Brazil	2,009	3%	1,769	3%	240	14%
Total ICO Polymers	58,682	77%	52,378	78%	6,304	12%
Bayshore Industrial	17,080	23%	14,401	22%	2,679	19%
Consolidated	$ 75,762	100%	$ 66,779	100%	$ 8,983	13%

Nine Months Ended June 30:	2005	% of Total	2004	% of Total	Change	%
ICO Europe	$ 99,227	44%	$ 85,292	45%	$ 13,935	16%
ICO Courtenay - Australasia	34,564	15%	29,557	15%	5,007	17%
ICO Polymers North America	30,369	14%	27,602	14%	2,767	10%
ICO Brazil	6,017	3%	5,001	3%	1,016	20%
Total ICO Polymers	170,177	76%	147,452	77%	22,725	15%
Bayshore Industrial	55,150	24%	43,675	23%	11,475	26%
Consolidated	$ 225,327	100%	$ 191,127	100%	$ 34,200	18%

Operating income (loss)
Three Months Ended June 30:	2005	2004	Change
ICO Europe	$ 646	$ 673	$ (27)
ICO Courtenay - Australasia	555	730	(175)
ICO Polymers North America	310	670	(360)
ICO Brazil	(192)	104	(296)
Total ICO Polymers	1,319	2,177	(858)
Bayshore Industrial	1,869	1,313	556
Total Operations	3,188	3,490	(302)
General Corporate Expense	(1,638)	(1,971)	333
Stock Option Expense and Other	(243)	(192)	(51)
Consolidated	$ 1,307	$ 1,327	$ (20)

Nine Months Ended June 30:	2005	2004	Change
ICO Europe	$ 3,560	$ 2,294	$ 1,266
ICO Courtenay - Australasia	1,877	3,070	(1,193)
ICO Polymers North America	514	1,735	(1,221)
ICO Brazil	(767)	67	(834)
Total ICO Polymers	5,184	7,166	(1,982)
Bayshore Industrial	6,377	3,938	2,439
Total Operations	11,561	11,104	457
General Corporate Expense	(5,264)	(5,597)	333
Stock Option Expense and Other	(607)	(434)	(173)
Consolidated	$ 5,690	$ 5,073	$ 617

Operating income (loss) as a percentage of revenues	Three Months Ended			Nine Months Ended
	June 30,			June 30,
			Increase/			Increase/
	2005	2004	(Decrease)	2005	2004	(Decrease)
ICO Europe	2%	2%	0%	4%	3%	1%
ICO Courtenay - Australasia	5%	8%	(3%)	5%	10%	(5%)
ICO Polymers North America	3%	7%	(4%)	2%	6%	(4%)
ICO Brazil	(10%)	6%	(16%)	(13%)	1%	(14%)
Total ICO Polymers	2%	4%	(2%)	3%	5%	(2%)
Bayshore Industrial	11%	9%	2%	12%	9%	3%
Consolidated	2%	2%	0%	3%	3%	0%

ICO, Inc.
Supplemental Segment Information (cont'd.)
(Unaudited and in thousands, except percentages)

Revenues
	Three Months Ended
	June 30,		March 31,
	2005	% of Total	2005	% of Total	Change	%
ICO Europe	$ 33,754	44%	$ 34,704	44%	$ (950)	(3%)
ICO Courtenay - Australasia	12,228	16%	11,596	15%	632	5%
ICO Polymers North America	10,691	14%	10,854	14%	(163)	(2%)
ICO Brazil	2,009	3%	1,771	2%	238	13%
Total ICO Polymers	58,682	77%	58,925	75%	(243)	(0%)
Bayshore Industrial	17,080	23%	19,210	25%	(2,130)	(11%)
Consolidated	$ 75,762	100%	$ 78,135	100%	$ (2,373)	(3%)

Operating income (loss)
	Three Months Ended
	June 30,	March 31,
	2005	2005	Change
ICO Europe	$ 646	$ 1,645	$ (999)
ICO Courtenay - Australasia	555	387	168
ICO Polymers North America	310	327	(17)
ICO Brazil	(192)	(547)	355
Total ICO Polymers	1,319	1,812	(493)
Bayshore Industrial	1,869	2,390	(521)
Total Operations	3,188	4,202	(1,014)
General Corporate Expense	(1,638)	(1,830)	192
Stock Option Expense and Other	(243)	(190)	(53)
Consolidated	$ 1,307	$ 2,182	$ (875)

Operating income (loss) as a percentage of revenues	Three Months Ended
	June 30,	March 31,	Increase/
	2005	2005	(Decrease)
ICO Europe	2%	5%	(3%)
ICO Courtenay - Australasia	5%	3%	2%
ICO Polymers North America	3%	3%	0%
ICO Brazil	(10%)	(31%)	21%
Total ICO Polymers	2%	3%	(1%)
Bayshore Industrial	11%	12%	(1%)
Consolidated	2%	3%	(1%)